Exhibit 99.1
CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com
Axon reports Q3 2024 revenue of $544 million, up 32% year over year, raises outlook
•Axon Cloud & Services revenue grows 36% to $203 million
•Annual recurring revenue grows 36% to $885 million
•Net income of $67 million supports non-GAAP net income of $113 million and Adjusted EBITDA of $145 million
•Raises full year revenue outlook to approximately $2.07 billion, over 32% annual growth; expects full year Adjusted EBITDA margin of approximately 24.6%
Fellow shareholders,

Axon is proud to report strong third quarter results and raise our outlook for the remainder of the year once again. Robust demand for our products and services remains driven by our innovative product leadership and deep customer relationships. We delivered over 30% annual revenue growth in each of the first three quarters of 2024, marking our 11th consecutive quarter of growth above 25%, achieved third quarter net income margin of 12.3%, and Adjusted EBITDA margin of 26.7% — our highest in over three years.

TASER revenue of $222 million grew 36% year over year, driven by demand for TASER 10 and associated cartridges and services. Axon Cloud & Services revenue of $203 million, grew 36% year over year. Strength in Axon Cloud & Services was driven by new customer adoption of Axon Evidence and continued expansion with our existing customers, supporting increased net revenue retention of 123%. Sensors & Other revenue of $120 million increased 18% year over year, driven by record demand for Axon Body cameras, with more than 100,000 units shipped in the quarter.

Axon’s third quarter results demonstrate strong product-market fit and support our increased outlook. We expect fourth quarter revenue in the range of $560 million to $570 million, representing over 30% year-over-year growth at the midpoint. We expect fourth quarter Adjusted EBITDA in the range of $130 million to $135 million, or approximately 23.5% Adjusted EBITDA margin. Our fourth quarter guidance implies full year 2024 revenue of approximately $2.07 billion, representing over 32% annual growth and full year Adjusted EBITDA margin of approximately 24.6%. We provide more detail on our product vision, most recent financial performance and improved outlook, below.

Select Highlights:
Axon AI — The AI Era Plan
Axon has established itself as a leading technology vendor in public safety through our commitment to continually develop innovative solutions that enhance the customer experience with the Axon ecosystem. Axon AI further advances our leadership, featuring a suite of AI-powered products designed to increase operational efficiency, improve investigative accuracy and support proactive policing. Today, this includes Axon Auto-Transcribe, Draft One, automatic license plate reading (ALPR) and video redaction, to name a few.

Beginning in Q4, our commitment has taken a new step forward with the introduction of the AI Era Plan. The AI Era Plan enables customers to subscribe to an expanding set of AI capabilities and features that further leverage our connected ecosystem as quickly as we can develop them. It provides new AI features in a subscription offering and gives customers access to unmatched value across our AI innovations by including the newest AI products we bring to market. Its exponential value is fully unlocked when combined with our officer safety plans (OSP). Draft One is one illustrative example already live and in customers’ hands today, utilizing real-time connected body cameras, cloud evidence management, video transcription and generative AI.

“Axon AI represents not just a single product, but a commitment to continuous innovation for our customers. We have developed a suite of AI-powered products and solutions designed to evolve with the demands of modern law enforcement — and our portfolio is only growing. As new capabilities emerge, we intend to integrate them seamlessly into our hardware and software solutions, enhancing our customers’ workflows. This will enable officers to work smarter, faster, and more efficiently — driving real change in public safety.”
— Rick Smith, Axon Founder and CEO

Axon believes we are most successful when we listen to our customers and seek to solve the most pertinent problems they face each day. Our development in AI is no different, and we are building this technology through deep collaboration and partnership with our customers. In October, we highlighted our vision for the AI Era Plan to more than 2,200 attendees at the 2024 International Association of Chiefs of Police (IACP) Annual Conference and more than 2,000 attendees at the Association of the United States Army (AUSA) Annual Meeting. Our demonstrations featured products available today and a roadmap of additional, in-development capabilities, enabling us to gather critical feedback on where we are headed over the next 1-2 years. The rapid and accelerating pace of AI innovation also supports us planning ahead for the next 5-10 years — early interest in our AI Era Plan indicates our customers are ready.

Alongside Draft One, we showcased additional AI use cases including Axon Body 4 Live Translation. Axon Body 4 Live Translation utilizes Axon’s cloud-connected body cameras to enable real-time translation between two speakers in over 100 languages, removing language barriers, fostering relationships and enhancing transparency. This feature is made possible through the Axon ecosystem, which connects our devices to our advanced cloud software. We expect to make Axon Body 4 Live Translation available to AI Era Plan subscribers in the first half of 2025.

We are not stopping there. Our roadmap continues to expand, and our pace of innovation is accelerating. In addition to Draft One and Axon Body 4 Live translation, we previewed a suite of features in development for the AI Era Plan, including Evidence Translation, Form One, Brief One, Smart Capture, Policy Chat, and CAD Q&A. We also continue to improve existing features and products, including recent enhancements to our redaction tools delivering an estimated 70% time savings from our earlier generation Redaction Assistant.

“We’ve seen 65-75% time savings just by being able to push a button to get a transcript.”
— Lieutenant Steve Ferrie, Rowlett Police Department

“...one of the biggest, [most] exciting changes in technology in policing that I have seen...”
— Chief Steve Redfearn, Boulder Police Department

“We spend a lot of time thinking about what could go wrong. But we also need to think about what could go right. Can we do better than today?”
— Rick Smith, Axon Founder and CEO

• 67% decrease in time spent writing incident reports — Fort Collins Police Department with Draft One
• 32 minutes stolen vehicle recovery — Cobb County Police Department with Fusus AI Image Search
• 75% decrease in time spent redacting evidence — Rowlett Police Department with Redaction Assistant
• 400+ unauthorized drone detections — at Tulsa State Fair with Dedrone by Axon
• 1 camera = equivalent of 5 officers searching for vehicle — Fairfax County Police Department with Fleet 3 ALPR

The statistics related to Axon AI, such as time savings and productivity improvements, reflect data from select customer use cases and specific implementations. These results are not guaranteed and may vary based on a range of factors unique to each customer, including but not limited to the nature of their operations, the specific configurations of Axon AI products, and the integration of AI tools within their workflows. Actual outcomes depend on each customer’s operational environment, training, and level of adoption. As with any technology deployment, results will vary, and customers may experience different levels of efficiency and effectiveness.

Axon Air — Drone as First Responder
Axon’s innovative momentum extends beyond AI into drones and robotics, where we are leading the way to power drone as first responder (DFR) operations. We are thrilled to announce the closing of our acquisition of Dedrone, bringing integrated airspace security technology — including comprehensive protection, detection, identification and mitigation of unauthorized drones in restricted airspace — into the Axon DFR solution.

Along with Dedrone, Axon’s DFR offering has continued to advance through our unmatched partnerships with Skydio and DroneSense. Together, our DFR solution includes U.S.-made drone hardware and a newly introduced autonomous docking solution from Skydio, enabling fully remote-controlled launches, landings, recharging and airspace deconfliction for beyond visual line of sight (BVLOS) operations. In addition, our DFR solution integrates into Fusus, which provides unified situational awareness by allowing agencies to monitor live drone feeds, share footage and streamline coordinated responses. This combination positions us as the leader in powering scalable, end-to-end DFR operations.

The differentiated capabilities of our DFR offering are evidenced by the Campbell Police Department in California recently receiving a first-of-its-kind waiver from the Federal Aviation Administration (FAA) for BVLOS operations as part of its DFR program. Their approval includes nighttime operations, enabling 24/7 drone use, and allows the department to fly missions without the need for visual observers. We are excited to enable this ground-breaking advancement in DFR operations as we continue to invest in this market opportunity.

"This FAA approval is a major milestone for our department and our community. With the ability to conduct drone operations day or night without the need for visual observers, we can respond faster and more effectively to emergencies, improving both officer and public safety. This technology is a game changer in ensuring we have the tools to support our community when it matters most.”
— Chief Gary Berg, Campbell Police Department
Axon Aid — Partnering with first responders to support heroic efforts
Axon is steadfast in our commitment to supporting first responders and the communities they serve. Helping our customers achieve better outcomes is at the center of everything we do. This is especially true in times of crisis. When hurricanes Helene and Milton devastated communities across the Southeast U.S., thousands were left grappling with extensive damage. Heroic first responders worked tirelessly around the clock conducting search and rescue missions, restoring power, and providing essential resources — all while overcoming significant communication challenges.

Supporting their efforts, Axon Aid partnered with agencies, regardless of whether they were Axon customers, to assist in post-disaster assessments and recovery support at no cost. The Axon Aid emergency response team supported missions across four states, assisting more than 10 agencies and communities in what became Axon Aid’s longest deployment effort to date, spanning more than 16 days. Axon is proud to play a small part in supporting our first responders on these critical missions, and we are inspired by their dedication to public safety and their communities in times of need.

“During Hurricane Helene in Fairview, I worked in conjunction with Axon Aid to enhance drone operations, coordinating real-time aerial footage to assess damage and improve resource allocation. This experience demonstrated the effectiveness of integrating drone surveillance with Axon systems for rapid decision-making during emergency response."
— Firefighter with Graham Fire Department

Q3 2024 Summary Results
Quarterly revenue of $544 million grew 32% year over year, exceeding our expectations, driven by growth in each of our product segments. Demand for our latest TASER and body camera products remained strong, driving growth in TASER and Sensors & Other revenue, while adoption of premium software offerings continued to fuel growth in Axon Cloud & Services.
Total company gross margin of 60.8% declined 130 basis points year over year, driven by increased stock-based compensation expense and amortization of acquired intangibles in our cost of goods sold (COGS).

Excluding the impacts of stock-based compensation and intangibles amortization, non-GAAP company gross margin of 63.2% increased 50 basis points year over year.
Operating profit of $24 million decreased from $57 million year over year primarily due to increased stock-based compensation expense. Stock-based compensation expense of $102 million included $60 million of expenses related to broad-based equity incentive programs due to expected achievement of operational and time based service components.
•COGS of $214 million, 39.2% of revenue, included $10 million in stock-based compensation expense.
•SG&A expense of $192 million, 35.3% of revenue, included $55 million in stock-based compensation expense.
•R&D expense of $114 million, 21.0% of revenue, included $36 million in stock-based compensation expense.
Net income of $67 million (12.3% net income margin), or $0.86 per diluted share, supported non-GAAP net income of $113 million (20.8% non-GAAP net income margin), or $1.45 per diluted share.
Adjusted EBITDA of $145 million (26.7% Adjusted EBITDA margin) increased 54% year over year driven by higher revenue and operating leverage.
Operating cash flow of $91 million increased 45% year over year, supporting free cash flow of $65 million and adjusted free cash flow of $68 million.
As of September 30, 2024, Axon had $1.01 billion in cash, cash equivalents and investments, and outstanding convertible notes in principal amount of $690 million, for a net cash position of $317 million, up $38 million sequentially.

During the three months ended September 30, 2024, we revised our previously issued financial statements from 2021 through the second quarter of 2024 to reflect the impact of corrections of certain errors that we concluded were not material to any previously issued financial statements. For additional information related to this revision, see Note 1 to our condensed consolidated financial statements of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which we expect to be available on November 8, 2024.

Detailed definitions of our non-GAAP financial measures and caution on the use of non-GAAP measures are included later in this letter.

Financial commentary by segment
Software & Sensors

THREE MONTHS ENDED	CHANGE
30 SEP 2024	30 JUN 2024	30 SEP 2023	QoQ	YoY
(in thousands)
Axon Cloud & Services revenue(1)	$202,514	$196,499	$149,028	3.1%	35.9%
Axon Cloud & Services gross margin	72.3%	73.1%	72.7%	(80)	bp	(40) bp
Axon Cloud & Services adjusted gross margin	75.2%	75.7%	73.7%	(50) bp	150 bp

Sensors & Other revenue	$120,026	$110,019	$101,680	9.1%	18.0%
Sensors & Other gross margin	41.4%	39.9%	46.0%	150 bp	(460)	bp
Sensors & Other adjusted gross margin	43.3%	41.1%	46.5%	220 bp	(320)	bp
____________________________________________________________________
(1)The TASER segment includes Cloud and Services revenue, which is not included here.
•Axon Cloud & Services revenue growth of 36% year over year was primarily driven by new customer adoption of Axon Evidence and expansion with existing customers adopting premium software offerings.

•Axon Cloud & Services gross margin of 72.3% decreased from 72.7% year over year. Excluding the impacts of stock-based compensation expense and intangibles amortization, Axon Cloud & Services adjusted gross margin of 75.2% increased from 73.7% year over year primarily due to a higher software mix revenue relative to professional services. Software-only gross margin continued to exceed our target of 80%.
•Sensors & Other revenue growth of 18% year over year was primarily driven by strong demand for Axon Body 4, partially offset by a decrease in Axon Fleet revenue.
•Sensors & Other gross margin of 41.4% decreased from 46.0% year over year. Excluding the impact of stock-based compensation and intangibles amortization, Sensors & Other adjusted gross margin of 43.3% decreased from 46.5% year over year due to manufacturing overhead reallocations made in the prior year.
TASER

	THREE MONTHS ENDED			CHANGE
	30 SEP 2024	30 JUN 2024	30 SEP 2023	QoQ		YoY
	(in thousands)
Revenue	$221,734	$196,717	$162,570	12.7%		36.4%
Gross margin	60.8%	60.4%	62.5%	40	bp	(170)	bp
Adjusted gross margin	63.0%	62.9%	62.8%	10	bp	20	bp
•TASER segment revenue growth of 36% year over year was primarily driven by strong demand for TASER 10 devices and associated cartridges and services.
•TASER segment gross margin of 60.8% decreased from 62.5% year over year primarily due to increased stock based compensation expense. Excluding the impact of stock-based compensation expense, TASER segment adjusted gross margin of 63.0% increased from 62.8% year over year driven by investments in automation and cost reduction initiatives.
Forward Looking Performance Indicators

	30 SEP 2024	30 JUN 2024	31 MAR 2024	31 DEC 2023	30 SEP 2023
	($ in millions)
Annual recurring revenue (1)	$885	$850	$825	$732	$652
Net revenue retention (1)	123%	122%	122%	122%	122%
Total company future contracted revenue (1)	$7,711	$7,353	$7,036	$7,140	$5,819
____________________________________________________________________
(1)Refer to “Statistical Definitions” below.
•Annual recurring revenue grew 36% year over year to $885 million. Growth in annual recurring revenue is primarily driven by new users adopting our cloud products and upgrades to premium offerings.
•Net revenue retention accelerated to 123% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans, which include a variety of premium software options. This Software-as-a-Service (SaaS) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.
•Total company future contracted revenue of $7.7 billion increased sequentially and is up 33% year over year. We expect to recognize between 15% to 25% of this balance over the next 12 months and generally expect the remainder to be recognized over the following ten years.

2024 Outlook
The following forward-looking statements reflect Axon’s expectations as of November 7, 2024, and are subject to risks and uncertainties. Please refer to “Forward-looking Statements” below for more information.
Q4 2024

•For the fourth quarter, we expect revenue within the range of $560 million to $570 million, representing greater than 30% annual growth at the midpoint.
•We expect Adjusted EBITDA within the range of $130 million to $135 million, representing Adjusted EBITDA margin of approximately 23.5%.
◦We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

Full Year

•Axon’s full year 2024 revenue expectation has improved to approximately $2.07 billion, representing greater than 32% annual growth. This is an increase from our prior revenue guidance range of $2.00 billion to $2.05 billion, or 29.5% annual growth at the midpoint.
•Axon expects full year 2024 Adjusted EBITDA dollars of approximately $510 million, representing Adjusted EBITDA margin of approximately 24.6%. This is an increase from our prior Adjusted EBITDA guidance range of $460 million to $475 million, which implied Adjusted EBITDA margin of approximately 23.1%
•We expect stock-based compensation expenses to be approximately $360 million to $380 million, up from $355 million to $370 million previously. Because our stock-based compensation expense may vary based on changes in our stock price or the actual timing of attainment of certain metrics, it is inherently difficult to forecast future stock-based compensation expense.
◦Full year stock-based compensation expense includes approximately $210 million for broad-based equity compensation programs and a one-time enhanced equity compensation program provided to employees whose compensation is under a specific threshold. Approximately $170 million in full year expected stock-based compensation expense, primarily in SG&A and R&D, is related to the broad-based 2024 eXponential Stock Plan and the 2024 CEO Performance Award approved by our shareholders in May 2024. These performance-based incentive programs are achieved through stock price, operational and time-based requirements and are divided into seven substantially equal tranches. As of September 30, 2024, we have recognized expenses related to some tranches where we currently deem achievement to be probable. Approximately $43 million in expense, primarily in COGS, is related to a one-time enhanced equity compensation program provided to employees whose compensation is under a specified threshold.
•We expect 2024 CapEx to be in the range of $80 million to $95 million, unchanged from prior quarters. Our 2024 CapEx plans include investments in TASER 10 automation and capacity expansion, including cartridge capacity, global facility build-out and upgrades, such as warehousing support for global shipping facilities.
Quarterly conference call and webcast
We will host our Q3 2024 earnings conference call webinar on Thursday, November 7, at 2 p.m. PT / 5 p.m. ET.
The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com or can be accessed directly via https://axon.zoom.us/j/98297372356.
Statistical Definitions
Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty, and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments — meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Total company future contracted revenue: Total company future contracted revenue represents remaining performance obligations and includes both recognized contract liabilities as well as amounts that are expected to be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Accounting Standards Codification Topic 606 as of September 30, 2024. We currently expect to recognize between 15% to 25% of this balance over the next 12 months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.
Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow, and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.
•EBITDA (most comparable GAAP measure: net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
•Adjusted EBITDA (most comparable GAAP measure: net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, fair value adjustments to strategic investments and marketable securities, transaction costs related to acquisitions and strategic investments, and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance (identified and listed below in the reconciliation).
•Adjusted EBITDA margin (most comparable GAAP measure: net income margin) – Adjusted EBITDA as a percentage of net sales.
•Adjusted gross margin (most comparable GAAP measure: gross margin) – Gross margin before noncash stock-based compensation expense and amortization of acquired intangible assets.
•Non-GAAP net income (most comparable GAAP measure: net income) - Net income excluding the costs of non-cash stock-based compensation, gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; fair value adjustments to strategic investments and marketable securities; transaction costs related to acquisitions and strategic investments; costs related to antitrust litigation and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
•Non-GAAP diluted earnings per share (most comparable GAAP measure: earnings per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
•Free cash flow (most comparable GAAP measure: cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
•Adjusted free cash flow (most comparable GAAP measure: cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
◦We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.
Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:
•these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
•these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.
About Axon
Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, enterprises and consumers.
Non-Axon trademarks are property of their respective owners.

Axon, Axon Aid, Axon Air, Axon Body, Axon Evidence, Axon Fleet, Draft One, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.
Forward-looking Statements
Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; the impact of pending litigation; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our anticipation that contracts with governmental customers will be fulfilled; our expectations about the future implementation of new strategies related to artificial intelligence; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of, R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for Q4 2024 revenue, 2024 full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to non-appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counter-party risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Quarterly Report on Form 10-Q for the quarter ended September 30 2024, which we expect to be available on November 8, 2024, lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them in Part II, Item 1A under the heading “Risk Factors” in our Quarterly Reports on Form 10‑Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors.

You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.
Additional Disclaimer
The AI Era roadmap is provided for informational purposes only and does not form part of any contract or agreement. It is not a commitment to deliver any specific material, code, or functionality, and should not be relied upon in making purchasing decisions. The development, release, timing, and pricing of any features or functionality described for products remain at the sole discretion of Axon Enterprise, Inc., and are subject to change without notice.

AXON ENTERPRISE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024	30 JUN 2024	30 SEP 2023	30 SEP 2024	30 SEP 2023
Net sales from products	$327,900	$292,763	$255,055	$891,087	$707,563
Net sales from services	216,374	210,473	158,223	616,294	422,760
Net sales	544,274	503,236	413,278	1,507,381	1,130,323
Cost of product sales	156,167	142,627	114,613	450,954	323,808
Cost of service sales	57,360	54,453	42,009	160,896	115,054
Cost of sales	213,527	197,080	156,622	611,850	438,862
Gross margin	330,747	306,156	256,656	895,531	691,461
Operating expenses:
Sales, general and administrative	192,189	170,964	122,357	514,228	357,611
Research and development	114,477	101,434	76,880	307,008	219,747
Total operating expenses	306,666	272,398	199,237	821,236	577,358
Income from operations	24,081	33,758	57,419	74,295	114,103
Interest Income, net	10,978	9,782	10,458	31,134	29,787
Other income (loss), net	44,510	7,934	3,852	191,510	(42,569)
Income (loss) before provision for income taxes	79,569	51,474	71,729	296,939	101,321
Provision for (benefit from) income taxes	12,544	10,001	10,420	55,089	(17,401)
Net income	$67,025	$41,473	$61,309	$241,850	$118,722
Net income per common and common equivalent shares:
Basic	$0.89	$0.55	$0.82	$3.20	$1.61
Diluted	$0.86	$0.53	$0.81	$3.12	$1.58
Weighted average number of common and common equivalent shares outstanding:
Basic	75,697	75,511	74,826	75,543	73,904
Diluted	78,080	77,550	75,952	77,614	75,212

AXON ENTERPRISE, INC.
SEGMENT REPORTING
(in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 SEP 2024			30 JUN 2024			30 SEP 2023
	Software and Sensors	TASER	Total	Software and Sensors	TASER	Total	Software and Sensors	TASER	Total
Net sales from products (1)	$120,026	$207,874	$327,900	$110,020	$182,743	$292,763	$101,680	$153,375	$255,055
Net sales from services (2)	202,514	13,860	216,374	196,499	13,974	210,473	149,028	9,195	158,223
Net sales	322,540	221,734	544,274	306,519	196,717	503,236	250,708	162,570	413,278
Cost of product sales	70,382	85,785	156,167	66,175	76,452	142,627	54,867	59,746	114,613
Cost of service sales	56,191	1,169	57,360	52,955	1,498	54,453	40,757	1,252	42,010
Cost of sales	126,573	86,954	213,527	119,130	77,950	197,080	95,624	60,998	156,622
Gross margin	$195,967	$134,780	$330,747	$187,389	$118,767	$306,156	$155,084	$101,572	$256,656
Gross margin %	60.8%	60.8%	60.8%	61.1%	60.4%	60.8%	61.9%	62.5%	62.1%
Adjusted gross margin	63.3%	63.0%	63.2%	63.3%	62.9%	63.1%	62.7%	62.8%	62.7%
____________________________________________________________________________________
(1)Software and Sensors “products” revenue consists of sensors, including body worn cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)Software and Sensors “services” revenue comprises sales related to the Axon Cloud and Services, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud and Services revenue.

	NINE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024			30 SEP 2023
	Software and Sensors	TASER	Total	Software and Sensors	TASER	Total
Net sales from products (1)	$333,943	$557,144	$891,087	$281,191	$426,372	$707,563
Net sales from services (2)	575,997	40,297	616,294	396,965	25,795	422,760
Net sales	909,940	597,441	1,507,381	678,156	452,167	1,130,323
Cost of product sales	201,733	249,221	450,954	153,511	170,297	323,808
Cost of service sales	157,156	3,740	160,896	112,538	2,516	115,054
Cost of sales	358,889	252,961	611,850	266,049	172,813	438,862
Gross margin	$551,051	$344,480	$895,531	$412,107	$279,354	$691,461
Gross margin %	60.6%	57.7%	59.4%	60.8%	61.8%	61.2%
Adjusted gross margin	63.5%	62.6%	63.2%	61.6%	62.1%	61.8%
____________________________________________________________________________________
(1)Software and Sensors “products” revenue consists of sensors, including body worn cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)Software and Sensors “services” revenue comprises sales related to the Axon Cloud and Services, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud and Services revenue.

AXON ENTERPRISE, INC.
SALES BY PRODUCT AND SERVICE
(in thousands)

	THREE MONTHS ENDED
	30 SEP 2024		30 JUN 2024		30 SEP 2023
Software and Sensors segment:
Axon Body Cameras and Accessories	$70,363	12.9%	$59,024	11.7%	$52,488	12.7%
Axon Fleet Systems	23,239	4.3	27,083	5.4	27,336	6.6
Axon Evidence and Cloud Services	203,481	37.4	191,237	38.0	151,518	36.7
Extended Warranties	17,306	3.2	15,405	3.1	14,046	3.4
Other (1)	8,151	1.4	13,770	2.7	5,320	1.3
Total Software and Sensors segment	322,540	59.2	306,519	60.9	250,708	60.7
TASER segment:
TASER Devices (Professional)	130,515	24.0	104,624	20.8	86,718	21.0
Cartridges	60,179	11.1	65,415	13.0	54,279	13.1
Axon Evidence and Cloud Services	13,861	2.5	13,974	2.8	8,975	2.1
Extended Warranties	9,729	1.8	8,908	1.8	8,078	2.0
Other (2)	7,450	1.4	3,796	0.7	4,520	1.1
Total TASER segment	221,734	40.8	196,717	39.1	162,570	39.3
Total net sales	$544,274	100.0%	$503,236	100.0%	$413,278	100.0%
____________________________________________________________________________________
(1)Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room, Axon Air and other sensors and equipment.
(2)TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.

	NINE MONTHS ENDED
	30 SEP 2024		30 SEP 2023
Software and Sensors segment:
Axon Body Cameras and Accessories	$180,592	12.0%	$124,066	11.0%
Axon Fleet Systems	79,620	5.3	99,015	8.8
Axon Evidence and Cloud Services	570,222	37.8	401,281	35.5
Extended Warranties	48,651	3.2	40,194	3.6
Other (1)	30,855	2.0	13,600	1.1
Total Software and Sensors segment	909,940	60.3	678,156	60.0
TASER segment:
TASER Devices (Professional)	333,815	22.1	239,165	21.2
Cartridges	181,792	12.1	149,504	13.2
Axon Evidence and Cloud Services	40,297	2.7	25,575	2.3
Extended Warranties	27,164	1.8	23,463	2.1
Other (2)	14,373	1.0	14,460	1.2
Total TASER segment	597,441	39.7	452,167	40.0
Total net sales	$1,507,381	100.0%	$1,130,323	100.0%
____________________________________________________________________________________
(1)Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room, Axon Air and other sensors and equipment.
(2)TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024	30 JUN 2024	30 SEP 2023	30 SEP 2024	30 SEP 2023
EBITDA and Adjusted EBITDA:
Net income	$67,025	$41,473	$61,309	$241,850	$118,722
Depreciation and amortization	14,762	13,000	8,418	39,326	22,587
Interest expense	1,646	1,871	1,762	5,273	5,223
Investment interest income	(12,624)	(11,653)	(12,220)	(36,407)	(35,010)
Provision for (benefit from) income taxes	12,544	10,001	10,420	55,089	(17,401)
EBITDA	$83,353	$54,692	$69,689	$305,131	$94,121

Adjustments:
Stock-based compensation expense	$101,780	$74,821	$29,987	$251,716	$96,228
Unrealized (gain) loss on strategic investments and marketable securities, net	(44,459)	(7,967)	(4,036)	(149,845)	42,306
Gain on remeasurement of previously held minority interest, net	—	(21)	—	(42,313)	—
Transaction costs related to strategic investments and acquisitions	2,652	4,136	495	13,145	1,793
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	137	—	317
Insurance recoveries	—	—	(2,615)	—	(3,404)
Costs related to antitrust litigation	—	—	71	224	72
Payroll taxes related to XSPP vesting and CEO Award option exercises	1,727	—	201	1,727	8,961
Adjusted EBITDA	$145,053	$125,661	$93,929	$379,785	$240,394
Net income as a percentage of net sales	12.3%	8.2%	14.8%	16.0%	10.5%
Adjusted EBITDA as a percentage of net sales	26.7%	25.0%	22.7%	25.2%	21.3%

Stock-based compensation expense:
Cost of product and service sales	$10,123	$8,517	$1,687	$48,235	$4,685
Sales, general and administrative	55,248	38,633	12,886	117,036	43,232
Research and development	36,409	27,671	15,414	86,445	48,311
Total	$101,780	$74,821	$29,987	$251,716	$96,228

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands, except per share amounts)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024	30 JUN 2024	30 SEP 2023	30 SEP 2024	30 SEP 2023
Non-GAAP net income:
GAAP net income	$67,025	$41,473	$61,309	$241,850	$118,722
Non-GAAP adjustments:
Stock-based compensation expense	101,780	$74,821	29,987	251,716	96,228
Unrealized (gain) loss on strategic investments and marketable securities, net	(44,459)	(7,967)	(4,036)	(149,845)	42,306
Gain on remeasurement of previously held minority interest, net	—	(21)	—	(42,313)	—
Transaction costs related to strategic investments and acquisitions	2,652	4,136	495	13,145	1,793
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	—	—	137	—	317
Insurance recoveries	—	—	(2,615)	—	(3,404)
Costs related to antitrust litigation	—	—	71	224	72
Payroll taxes related to XSPP vesting and CEO Award option exercises	1,727	—	201	1,727	8,961
Income tax effects	(15,273)	(17,531)	(6,168)	(18,513)	(37,219)
Non-GAAP net income	$113,452	$94,911	$79,381	$297,991	$227,776

Diluted income per common share
GAAP	$0.86	$0.53	$0.81	$3.12	$1.58
Non-GAAP	$1.45	$1.22	$1.05	$3.84	$3.03

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	78,080	77,550	75,952	77,614	75,212

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024	30 JUN 2024	30 SEP 2023	30 SEP 2024	30 SEP 2023
Net sales	$544,274	$503,236	$413,278	$1,507,381	$1,130,323
Cost of sales	213,527	197,080	156,622	611,850	438,862
Gross margin	330,747	306,156	256,656	895,531	691,461
Stock-based compensation expense	10,123	8,517	1,687	48,235	4,685
Amortization of acquired intangible assets	3,020	2,989	955	8,298	2,189
Adjusted gross margin	$343,890	$317,662	$259,298	$952,064	$698,335
Gross margin	60.8%	60.8%	62.1%	59.4%	61.2%
Adjusted gross margin	63.2%	63.1%	62.7%	63.2%	61.8%
Software and Sensors

	THREE MONTHS ENDED
	30 SEP 2024			30 JUN 2024			30 SEP 2023
	Axon Cloud & Services	Sensors & Other	Total	Axon Cloud & Services	Sensors & Other	Total	Axon Cloud & Services	Sensors & Other	Total
Net sales	$202,514	$120,026	$322,540	$196,499	$110,019	$306,518	$149,028	$101,680	$250,708
Cost of sales	56,191	70,382	126,573	52,955	66,175	119,130	40,758	54,866	95,624
Gross margin	146,323	49,644	195,967	143,544	43,844	187,388	108,270	46,814	155,084
Stock-based compensation expense	3,270	2,045	5,316	2,485	1,057	3,542	951	157	1,108
Amortization of acquired intangible assets	2,638	338	2,976	2,638	352	2,990	617	338	955
Adjusted gross margin	$152,231	$52,027	$204,258	$148,667	$45,253	$193,920	$109,838	$47,309	$157,147
Gross margin	72.3%	41.4%	60.8%	73.1%	39.9%	61.1%	72.7%	46.0%	61.9%
Adjusted gross margin	75.2%	43.3%	63.3%	75.7%	41.1%	63.3%	73.7%	46.5%	62.7%

	NINE MONTHS ENDED
	30 SEP 2024			30 SEP 2023
	Axon Cloud & Services	Sensors & Other	Total	Axon Cloud & Services	Sensors & Other	Total
Net sales	$575,996	$333,944	$909,940	$396,965	$281,191	$678,156
Cost of sales	157,155	201,732	358,887	112,538	153,511	266,049
Gross margin	418,841	132,212	551,053	284,427	127,680	412,107
Stock-based compensation expense	7,258	11,413	18,671	2,694	470	3,164
Amortization of acquired intangible assets	7,240	1,028	8,268	1,850	338	2,188
Adjusted gross margin	$433,339	$144,653	$577,992	$288,971	$128,488	$417,459
Gross margin	72.7%	39.6%	60.6%	71.7%	45.4%	60.8%
Adjusted gross margin	75.2%	43.3%	63.5%	72.8%	45.7%	61.6%

TASER

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024	30 JUN 2024	30 SEP 2023	30 SEP 2024	30 SEP 2023
Net sales	$221,734	$196,717	$162,570	$597,441	$452,167
Cost of sales	86,954	77,950	60,998	252,963	172,814
Gross margin	$134,780	$118,767	$101,572	$344,478	$279,353
Stock-based compensation expense	4,808	4,975	579	29,564	1,521
Amortization of acquired intangible assets	44	—	—	30	1
Adjusted gross margin	$139,632	$123,742	$102,151	$374,072	$280,875
Gross margin	60.8%	60.4%	62.5%	57.7%	61.8%
Adjusted gross margin	63.0%	62.9%	62.8%	62.6%	62.1%

AXON ENTERPRISE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	30 SEP 2024	31 DEC 2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$695,144	$598,545
Marketable securities	151,560	77,940
Short-term investments	311,570	644,054
Accounts and notes receivable, net	512,662	412,961
Contract assets, net	372,923	287,232
Inventory	272,295	269,855
Prepaid expenses and other current assets	117,592	103,055
Total current assets	2,433,746	2,393,642

Property and equipment, net	235,881	200,533
Deferred tax assets, net	244,317	227,784
Intangible assets, net	81,748	19,539
Goodwill	308,472	57,945
Long-term notes receivable, net	2,898	2,588
Long-term contract assets, net	119,973	84,382
Strategic investments	387,905	231,730
Other long-term assets	190,718	191,031
Total assets	$4,005,658	$3,409,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$75,590	$65,852
Accrued liabilities	209,691	193,550
Current portion of deferred revenue	505,008	470,415
Customer deposits	22,234	21,935
Other current liabilities	10,704	9,787
Total current liabilities	823,227	761,539

Deferred revenue, net of current portion	305,414	270,901
Liability for unrecognized tax benefits	20,342	18,049
Long-term deferred compensation	15,605	11,342
Long-term lease liabilities	41,223	33,550
Convertible notes, net	679,483	677,113
Other long-term liabilities	20,528	20,915
Total liabilities	1,905,822	1,793,409

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,588,072	1,347,410
Treasury stock	(155,947)	(155,947)
Retained earnings	676,830	434,980
Accumulated other comprehensive loss	(9,120)	(10,679)
Total stockholders’ equity	2,099,836	1,615,765
Total liabilities and stockholders’ equity	$4,005,658	$3,409,174

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024	30 JUN 2024	30 SEP 2023	30 SEP 2024	30 SEP 2023
Cash flows from operating activities:
Net income	$67,025	$41,473	$61,309	$241,850	$118,722
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	101,780	74,821	29,987	251,716	96,228
(Gain) loss on strategic investments and marketable securities, net	(44,459)	(7,988)	(4,036)	(192,158)	42,306
Depreciation and amortization	13,003	10,386	5,180	30,745	12,844
Provision for bad debts and inventory	2,740	9,504	1,528	13,824	5,083
Deferred income taxes	(19,306)	(28,425)	(15,313)	(27,061)	(52,955)
Other noncash items	6,819	3,780	1,277	13,183	8,238
Change in assets and liabilities:
Receivables and contract assets	(149,667)	(20,355)	(77,561)	(226,759)	(186,614)
Inventory	5,330	(14,885)	(16,961)	(11,629)	(65,096)
Deferred revenue	65,219	(27,620)	38,020	56,720	103,386
Accounts payable, accrued and other liabilities	53,775	42,308	49,255	10,243	13,367
Other, net	(10,938)	(236)	(9,793)	(2,528)	(46,284)
Net cash provided by operating activities	91,321	82,763	62,892	158,146	49,225
Cash flows from investing activities:
Purchases of investments	(124,425)	(240,404)	(187,719)	(615,414)	(444,685)
Business acquisition, net of cash acquired	—	(25)	(64)	(237,796)	(21,090)
Proceeds from call, maturity, and sale of investments	193,968	333,886	80,132	858,326	461,214
Purchases of property and equipment	(26,472)	(11,318)	(13,974)	(53,984)	(35,624)
Other, net	—	—	(328)	34	(512)
Net cash provided by (used in) investing activities	43,071	82,139	(121,953)	(48,834)	(40,697)
Cash flows from financing activities:
Net proceeds from equity offering	—	—	(101)	—	94,705
Proceeds from options exercised	9,717	—	—	9,717	54,503
Income and payroll tax payments for net-settled stock awards	(17,430)	(2,185)	(7,021)	(22,325)	(104,076)
Other, net	—	—	—	—	—
Net cash (used in) provided by financing activities	(7,713)	(2,185)	(7,122)	(12,608)	45,132
Effect of exchange rate changes on cash and cash equivalents	2,161	(108)	(2,007)	75	(1,201)
Net increase (decrease) in cash and cash equivalents and restricted cash	128,840	162,609	(68,190)	96,779	52,459
Cash and cash equivalents and restricted cash, beginning of period	568,609	406,000	476,201	600,670	355,552
Cash and cash equivalents and restricted cash, end of period	$697,449	$568,609	$408,011	$697,449	$408,011

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2024	30 JUN 2024	30 SEP 2023	30 SEP 2024	30 SEP 2023
Net cash provided by operating activities	$91,321	$82,763	$62,892	$158,146	$49,225
Purchases of property and equipment	(26,472)	(11,318)	(13,974)	(53,984)	(35,624)
Purchases of intangible assets	—	—	(392)	—	(579)
Free cash flow, a non-GAAP measure	$64,849	$71,445	$48,526	$104,162	$13,022
Bond premium amortization	2,566	3,397	4,035	10,953	12,071
Net campus investment	882	458	761	2,373	2,063
Adjusted free cash flow, a non-GAAP measure	$68,297	$75,300	$53,322	$117,488	$27,156
AXON ENTERPRISE, INC.
SUPPLEMENTAL TABLES
(in thousands)

	30 SEP 2024	31 DEC 2023
	(Unaudited)
Cash and cash equivalents	$695,144	$598,545
Short-term investments	311,570	644,054
Cash and cash equivalents and investments, net	1,006,714	1,242,599
Convertible notes, principal amount	(690,000)	(690,000)
Total cash and cash equivalents and investments, net of convertible notes	$316,714	$552,599